Exhibit 99.1
Mercantile Bancorp Announces HNB Bank and Perry State Bank Consolidation
QUINCY, IL — 07/15/08 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has filed all necessary regulatory applications to combine one of its Missouri-chartered institutions, Perry State Bank, with certain operations of HNB Financial Services, Inc., a wholly owned subsidiary of Mercantile Bancorp. Subject to regulatory approval, the consolidation is scheduled to be effective September 5, 2008.
A year ago, Mercantile announced its intent to seek approval to consolidate Perry State under the HNB National Bank name. Perry State’s four facilities will continue operating, noted management. The combined HNB National Bank operations will have more than $330 million in assets, serving the Missouri communities of Hannibal, Perry, Monroe City, Palmyra, Bowling Green, Troy and Wentzville. Ronald B. Verdier will serve as president and CEO of the resultant entity; Glen A. Bailey will serve as regional president. Verdier is the president of HNB National Bank and Bailey is currently president of Perry State Bank.
“The expanded number of HNB locations will give us increased presence and visibility in these important markets,” said Ted T. Awerkamp, president and CEO of Mercantile Bancorp. “The Perry State locations complement HNB’s locations — one of the many reasons we acquired HNB Financial last year. We are well under way in the process of creating a seamless transition for our valued Perry State Bank customers. We anticipate providing the same high service levels they expect while being able to offer a greater variety of services and banking capabilities.”
Awerkamp noted the holding company expects the consolidation to generate operational efficiencies and regulatory and compliance expense savings. Due in part to the current banking environment, data servicing contractual issues, complex regulatory considerations and timing, Awerkamp said Mercantile determined selling Perry State’s Missouri banking charter was not viable.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in 9 community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at http://www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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